REAL ESTATE NOTE
                             ----------------

August 6, 1987                                             Atlanta, Georgia


          FOR VALUE RECEIVED, the undersigned, WEST STEWARTS MILL ASSOCIATES, LTD., a Georgia limited partnership whose sole general partner is Charles H. Lesley (hereinafter referred to as "Maker"), promises to pay to the order of CONFEDERATION LIFE INSURANCE COMPANY, a mutual insurance company incorporated in Canada (hereinafter referred to as "Payee"; Payee, and any subsequent holder(s) hereof, are hereinafter referred to collectively as "Holder"), without grace, at the office of Standard Mortgage Company, 5871 Glenridge Drive, Atlanta, Georgia 30328, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of THREE MILLION SEVEN HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($3,725,000.00), together with interest thereon at the rate of nine and seven-eighths percent (9.875%) per annum (hereinafter referred to as the "Interest Rate") in lawful money of the United States of America. Payments of principal and interest are to be made in consecutive monthly installments of THIRTY-TWO THOUSAND THREE HUNDRED FORTY-SIX AND NO/100 DOLLARS ($32,346.00) each (such payments being based on a 30-year amortization schedule), beginning on the first day of October, 1987, and continuing on the same day of each succeeding month thereafter up to and including the first day of September, 2001 (hereinafter referred to as the "Final Maturity Date"). The outstanding principal balance of this Note and all accrued interest thereon shall be due and payable on the Final Maturity Date. Interest accruing from and including the date hereof through and including August 31, 1987, shall be due and payable on the date hereof. Interest on this Note shall be computed on a 360-day-per-year basis times the actual number of days outstanding. The Interest Rate expressed in simple interest terms as of the date hereof is nine and seven eighths percent (9.875%) per annum.

          Maker further agrees as follows:

          1.   Interest Adjustment.
               -------------------

          Holder shall have the right to adjust the Interest Rate commencing on September 1, 1994 (hereinafter referred to as the "Early Maturity Date") as follows:

          (a) Holder shall deliver to Maker a notice in the manner described for notices in the hereinafter defined Security Deed not less than ninety (90) days nor more than one hundred twenty (120) days prior to the Early Maturity Date (hereinafter referred to as the "Adjustment Notice") which notice shall specify a rate of interest (hereinafter referred to as the "Adjusted Interest Rate") other than the Interest Rate specified above, which shall be effective as of the Early Maturity Date, and the new monthly payments (hereinafter referred to as "Adjusted Monthly Payments") to be due and payable as a result of such Adjusted Interest Rate. The Adjusted Interest Rate shall be Holder's then-current seven (7) year term rate for similar quality neighborhood retail center loans.

          (b) Holder and Maker shall, within sixty (60) days after receipt of the Adjustment Notice by Maker, enter into an amendment to this Note, in form and content satisfactory to Holder, setting forth the Adjusted Interest Rate and the Adjusted Monthly Payments.

          If the Adjustment Notice has been timely made by Holder and if the event described in clause (b) immediately above has not been timely accomplished, then Holder, at its option and without notice, may declare the amount of the total unpaid balance hereof to be due and forthwith payable, whereupon it shall be so due and payable.

          In the event Holder does not elect to adjust the interest rate upon the Early Maturity Date, this Note shall continue and remain in full force and effect upon all other terms stated therein.

          Notwithstanding paragraph 2 below and provided no default exists under the terms of this Note, the Security Deed or any other Loan Documents (as hereinafter defined) and whether or not Holder delivers the Adjustment Notice described above, the Maker may prepay on the Early Maturity Date the entire balance of principal and interest then remaining unpaid hereon without premium or penalty, and provided, further, that the Maker notifies the Holder of its intent to prepay this Note on the Early Maturity Date by written notice delivered to Holder not less than sixty (60) days nor more than ninety (90) days prior to the Early Maturity Date.

          2.   Prepayment.
               ----------

          Except as provided in paragraph 1 above and in this paragraph 2, the Maker shall have no right to prepay this Note, in whole or in part, voluntarily or involuntarily (including, specifically, as a result of foreclosure) during the term of this Note. Provided no default exists under the terms of this Note, the Security Deed or any other Loan Documents, the Maker may prepay the entire unpaid principal balance of this Note at any time upon giving the Holder written notice of its intent to prepay, delivered to Holder not less than sixty (60) days prior to the intended date of prepayment. In the event the Maker so elects to prepay this Note, then in addition to the prepaid principal and all accrued interest thereon and all other sums which may be due Holder under the Security Deed or any other Loan Document, the Maker shall pay a premium (hereinafter referred to as the "Prepayment Premium") if, at the time of said prepayment, the "Treasury Yield" (as hereinafter defined) is less than the then-effective annual yield hereunder, in order to provide the Holder with a yield equal to the yield provided for herein until the Early Maturity Date, if such prepayment occurs prior to the Early Maturity Date, or the Final Maturity Date, if such prepayment occurs after the Early Maturity Date. The Prepayment Premium shall be determined as follows: the outstanding principal balance due hereunder (including accrued interest) at the time of prepayment shall be multiplied by the "Monthly Interest Payment Differential" (as hereinafter defined), which is then discounted at the Treasury Yield over the number of months then remaining until the Early Maturity Date or Final Maturity Date, as the case may be. The "Monthly Interest Payment Differential" equals one-twelfth (1/12) of the amount (if any) by which the effective annual interest rate set forth herein at such time (as adjusted, if applicable) exceeds the Treasury Yield for the period of time that most nearly equals the period of time until the Early Maturity Date, if prepayment occurs prior to the Early Maturity Date, or the Final Maturity Date, if prepayment occurs after the Early Maturity Date. "Treasury Yield" shall mean the yield in percent per annum of the Treasury Constant Maturities for the length of time specified in this Note as published in document H.15(519) (presently published by the Board of Governors of the Federal Reserve System titled "Federal Reserve Statistical Release") for the calendar week immediately preceding the calendar week in which the prepayment occurs. If the yield of the Treasury Constant Maturities for the calendar week in question is not published on or before the business day preceding the date the Treasury Yield in question is to become effective, then the Treasury Yield shall be based upon the yield of the Treasury Constant Maturities for the length of time specified in this Note for the most recent calendar week for which such publication has occurred. If no yield for Treasury Constant Maturities is published for the specific length of time specified in this Note, the Treasury Yield for such length of time shall be the weighted average of the yields of the Treasury Constant Maturities most nearly corresponding to the length of the applicable period specified in this Note. If the publishing of the yield of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall be based upon the index which is published by the Board of Governors of the Federal Reserve System in replacement thereof or, if no such replacement index is published, the index which, in Holder's reasonable determination, most nearly corresponds to the yield of the Treasury Constant Maturities. Exhibit "A" to this Note, attached hereto and made a part hereof, is an example of the calculation of the Prepayment Premium.

          No Prepayment Premium will be applicable to any amount paid on the Early Maturity Date (if in accord with the foregoing provisions of this Note) or the Final Maturity Date; provided, however, in the event Holder in accordance with Paragraph 5 below, accelerates the maturity date of any installment of principal and/or interest upon the occurrence of an event of default hereunder or under the Security Deed or any other Loan Document, a Prepayment Premium shall be due and payable.

          No prepayment penalty will be applicable to any payments received by Holder from (a) proceeds of casualty insurance, (b) condemnation proceeds or (c) proceeds paid to Holder pursuant to the terms of that certain $285,000.00 Escrow Agreement of even date among Maker, Payee and Chicago Title Insurance Company that are applied by Holder to payment of any part of the loan evidenced hereby.

          3.   Excess Interest.

          In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Maker or inadvertently received by Holder, then such excess sum shall be credited as a payment of principal, unless the Maker shall notify the Holder, in writing, that the Maker elects to have such excess sum returned to it forthwith. It is the express intent hereof that the Maker not pay and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by the Maker under applicable law.

          4.   Late Charges, Default Interest.

          In the event that any payment of principal and/or interest is not made when due, as herein provided, then all principal, including the past-due principal and interest, shall bear interest at the greater of (i) the highest lawful rate or (ii) if there is no such rate, then a rate of five percent (5%) above the Interest Rate or Adjusted Interest Rate, whichever is then in effect, until paid.

          In the event any installment required to be paid by the terms of this Note is not paid in full when due to the Holder of this Note, the Holder, at its option and without the waiver on its part of any other rights, privileges and options it may have or be entitled to by the terms of this Note or any instrument given to ensure payment of same, but in lieu of interest at the default rate specified therein, may collect from Maker a late charge to cover the extra expenses in handling delinquent payments, which late charge shall be the greater of an amount equal to 5% of the installment required to be paid or $1,000.00.

          5.   Acceleration.

          The Holder shall have the optional right to declare the amount of the total unpaid balance hereof to be due and forthwith payable in advance of the maturity date of any installment of principal and/or interest, as fixed herein, upon the failure of the Maker to pay, when due, any one of the installments of principal and/or interest hereon, or upon the occurrence of any event of default, or failure to perform in accordance with any of the terms and conditions in the Security Deed, or any other instrument securing this Note or relating hereto.

          6.   Application of Payments.

          Each payment when paid shall be applied first to the payment of interest accrued on the unpaid principal, next to expenses reimbursable to Holder and the residue thereof shall be credited on the principal.

          7.   Exculpation and Limitation.

          Notwithstanding anything to the contrary in this Note, in the Security Deed or in any other Loan Document, the Holder expressly agrees that the personal liability of the Maker under this Note, under the Security Deed and under the other Loan Documents shall be strictly and absolutely limited to the Premises, as that term is defined in the Security Deed, and the leases, rents, profits and issues thereof and any other collateral securing the indebtedness evidenced hereby except as limited in this Note.

          Without regard to and notwithstanding any contrary provision in this Note, Maker shall be fully and personally liable for:

          (a) Its failure to comply completely and on a timely basis with any covenant or warranty contained in the Loan Documents relating to security deposits;

          (b) Any rents (i) collected by the Maker during any period in which Maker is in default under the loan evidenced hereby after Maker receives written notice of such default from Holder and (ii) not applied by Maker to the payment of legitimate expenses of owning, operating and maintaining the property owed to third parties unrelated to Maker.

          8.   Presentation and Demand.

          Presentment for payment, demand, protest and notice of demand, protest and non-payment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Georgia; and Maker nereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

          9.   Waiver.

          Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefit of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided, or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note. Maker hereby transfers, conveys and assigns to Holder a sufficient amount of such homestead or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to Holder a sufficient amount of property or money set apart as exempt to pay the indebtedness evidenced hereby, or any renewal thereof, and does hereby appoint Holder the attorney-in-fact for Maker to claim any and all homestead exemptions allowed by law.

          10.  Loan Documents.

          The indebtedness evidenced by this Note and the obligations created hereby are secured by that certain Deed to Secure Debt and Security Agreement ("Security Deed") (together with all other documents evidencing or securing or in any way relating to the indebtedness evidenced hereby, herein referred to collectively as the "Loan Documents") entered into this day between Maker and Payee concerning property located in Douglas County, Georgia; some of which Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.

          11.  Notices.

          Any notices required or permitted hereunder must be served in the manner prescribed in the Security Deed.

          12.  Applicable Law.

          This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Georgia.

          13.  Successors and Assigns.

          As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. In the event that more than one person, firm or entity is a Maker hereunder, then all references to "Maker" shall be deemed to refer equally to each of said persons, firms, or entities, all of whom shall be jointly and severally liable for all of the obligations of Maker hereunder.

          14. Terminology. Titles of paragraphs are for convenience only and neither limit nor amplify the provisions of this Note.


          15.  Time of Essence.  Time is of the essence of this Note.

          16. Right to Notice and Cure. Notwithstanding anthing contained herein to the contrary, in the event Maker fails to make any payment of principal or interest required hereunder, or upon any payment of principal or interest required hereunder, or upon the occurrence of any default or Event of Default under any of the Loan Documents, Holder shall not be entitled to accelerate the indebteness evidenced hereby or exercise any other right or remedy hereunder or under the Loan Documents until Holder has given notice of such default or Event of Default to Maker and a right to cure as prescribed in the Security Deed. As used in the preceding sentence, the term "cure" shall include not only payment of the principal and interest due, but also the payment of any additional interest or late charges which may be due under this Note or under the Loan Documents because of late payment.

          IN WITNESS WHEREOF, Maker has executed this Note under seal on the date first above written.

                              MAKER:

                              WEST STEWARTS MILL ASSOCIATES, LTD., a
                              Georgia limited partnership by its sole
                              general partner


                              By:/s/ Charles H. Lesley    (SEAL)
                                 -------------------------
                                 Charles H. Lesley

                                EXHIBIT "A"
                                -----------


Example of calculation of Prepayment Premium:

Assume    (1)  $1,000,000 loan at 10%, 30 year amortization, 5 year term
          (2) At end of 3 years borrower exercises option to prepay subject to the "Prepayment Premium" (i.e. 2 years to go to maturity date).
          (3)  Loan balance at end of 3 years equals $981,505
          (4) Treasury Yield at end of 3 years as per H.15 (519) equals 8.25% for 2 years.

Prepayment Premium = (Loan balance x Monthly Interest Differential)
                     discounted at the Treasury Yield rate over the time period

(A)  Monthly Interest Differential:

          Mortgage Rate =                  10.00%

          Treasury Yield =                  8.25%
          Annual Interest Differential      1.75%
          divided by 12 =
          Monthly Interest Differential = 0.145833% = 0.00145833

(B)  Loan Balance x Monthly Interest Differential =
     $981,505 x .00145833 = $1,431.36

(C) $1,431.36 per month discounted at 8.25% p.a. (0.6875% per month) over 24 months = $31,568.50


Therefore, Prepayment Premium equals $31,568.50


                    THIS IS A SAMPLE CALCULATION ONLY.

                    FIRST AMENDMENT TO REAL ESTATE NOTE
                    -----------------------------------


          THIS FIRST AMENDMENT, made and entered into this 27th day of November, 1987, by and between WEST STEWARTS MILL ASSOCIATES, LTD., a Georgia limited partnership (hereinafter referred to as "Borrower"), and CONFEDERATION LIFE INSURANCE COMPANY, a mutual insurance company incorporated in Canada (hereinafter referred to as "Lender"),

                           W I T N E S S E T H:

          WHEREAS, on August 6, 1987, Borrower and Lender entered into that certain Real Estate Note (hereinafter referred to as the "Note");

          WHEREAS, Borrower has requested, and Lender has agreed, to change the due date of monthly installments of principal and interest payable under the Note; and

          WHEREAS, simultaneously with delivery of this First Amendment, Borrower has paid to Lender accrued interest under the Note for the period commencing on December 1, 1987, and ending on December 10, 1987.

          NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), each paid to the other, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. The "Final Maturity Date", as that term is defined in the Note, is changed from the first day of September, 2001, to the tenth day of September, 2001. In addition, the "Early Maturity Date", as that term is defined in the Note, is changed from the first day of September, 1994, to the tenth day of September, 1994.

          2. The monthly installment of principal and interest stated in the Note to be due on the first of December, 1987, shall instead be due on the tenth of December, 1987, and monthly installments of principal and interest shall be due on the same day of each succeeding month thereafter up to and including the 10th day of September, 2001.

          3. Except as specifically amended by Paragraphs 1 and 2 above, all other terms and conditions of the Note shall remain in full force and effect. Borrower and Lender ratify and confirm the terms of the Note as amended hereby.

          IN WITNESS WHEREOF, Borrower and Lender have executed this First Amendment to Real Estate Note, under seal, as of the day and year first above written.

                                   BORROWER

                                   WEST STEWARTS MILL ASSOCIATES, LTD., a
                                   Georgia limited partnership

                                   By:/s/ Charles H. Lesley (SEAL)
                                      --------------------
                                      Charles H. Lesley,
                                      General Partner

                 [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                                   LENDER

                                   CONFEDERATION LIFE INSURANCE COMPANY, a
                                   mutual insurance company incorporated in
                                   Canada


By:/s/ Heather A.T. Hunter         By:/s/ J.C. Curtis
   ----------------------------       --------------------------
   H.A.T. HUNTER                      Title:  J.C. CURTIS
   ASS'T. V.P.-U.S. INVESTMENTS         INV. V.P.-INSURANCE INV. [CORPORATE
                                        SEAL]

                     MODIFICATION OF REAL ESTATE NOTE

          THIS MODIFICATION OF REAL ESTATE NOTE is made this 21st day of November, 1988, by and between WEST STEWARTS MILL ASSOCIATES, LTD., a Georgia limited partnership whose sole general partner is Charles H. Lesley ("Borrower") and CONFEDERATION LIFE INSURANCE COMPANY, a Canadian mutual company ("Lender").

                            STATEMENT OF FACTS

          On August 6, 1987, Lender made a loan to Borrower in the principal amount of $3,725,000.00 (the "Loan"), which Loan is evidenced by a certain Real Estate Note ("Note") dated August 6, 1987, executed by Borrower in favor of Lender. Pursuant to the Escrow Agreement executed in connection with the Loan, Lender has received $285,000.00 from the Escrow Agent as a principal reduction of the Loan. Further pursuant to the Escrow Agreement, Borrower has now requested and Lender has agreed to reamortize the payments due under the Note to reflect the principal reduction.


                          STATEMENT OF AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the sum of Ten Dollars ($10.00) in hand paid by Borrower to Lender, and other good an valuable consideration, the receipt and sufficiency of which hare hereby acknowledged, Borrower and Lender hereby agree and the Note is hereby modified as follows:

          (i) The principal balance of the Note as of October 10, 1988, is $3,416,895.78.

          (ii) Payments of principal and interest due under the Note shall be made to Lender on the tenth (10th) day of each month commencing on November 10, 1988, in the amount of $29,895.78.

          (iii) Except as modified herein, all terms and conditions of the Note remain in full force and effect and unamended.

          IN WITNESS WHEREOF, Borrower and Lender have executed this Modification under seal as of the day and year first above written.

                             BORROWER:

                             WEST STEWARTS MILL ASSOCIATES, LTD., as
Georgia limited partnership, by         its sole General Partner


                             By: /s/ Charles H. Lesley   (SEAL)
                                 --------------------------------

                             LENDER:

                             CONFEDERATION LIFE INSURANCE COMPANY

                             By:  /s/ Richard C. Warner
                                  -------------------------------
                                  Title: Richard C. Warner
                                         Assistant Vice President
                                         U.S. Mortgage
Investments

                             Attest:  /s/ Stephen F. Spragus
                                      ---------------------------
                                        Title: Stephen F. Spragus
                                          Legal Vice-President
                                           (CORPORATE SEAL)
                    THIRD AMENDMENT TO REAL ESTATE NOTE


     THIS THIRD AMENDMENT TO REAL ESTATE NOTE ("Third Amendment") is made and entered into as of this 1st day of November, 1993, by and between WEST STEWARTS MILL ASSOCIATES, L.P. (successor by name change to West Stewarts Mill Associates, Ltd.), a Georgia limited partnership whose sole general partner is Charles H. Lesley ("Borrower") and CONFEDERATION LIFE INSURANCE COMPANY, a Canadian mutual insurance company ("Lender").

                           W I T N E S S E T H:

     WHEREAS, Borrower executed that certain Real Estate Note dated August 6, 1987 in favor of Lender in the original principal amount of Three Million Seven Hundred Twenty-Five Thousand and No/100 Dollars ($3,725,000.00), as amended by that certain First Amendment to Real Estate Note ("First Amendment") dated November 27, 1987 by and between Lender and Borrower, and as further amended by that certain Modification of Real Estate Note ("Second Amendment") dated November 21, 1988 by and between Lender and Borrower (as so amended, the "Note"); and

     WHEREAS, the Note is secured by (among other things) that certain Deed to Secure Debt and Security Agreement dated August 6, 1987, executed by Borrower in favor of Lender and recorded at Deed Book 571, Page 388 of the Douglas County, Georgia records, as amended by that certain First Amendment to Deed to Secure Debt and Security Agreement dated November 27, 1987 by and between Borrower and Lender and recorded at Deed Book 589, Page 208, aforesaid records (as so amended, the "Security Deed"), which Security Deed encumbers certain improved commercial real estate located in Douglas County, Georgia described on Exhibit A attached hereto and made a part hereof (the "Property"), which Property is generally known as Park Plaza Shopping Center.

     WHEREAS, Borrower has requested and Lender has agreed to revise the
Note in the manner contemplated by that certain Letter Agreement dated August 13, 1993 by and between Borrower and Lender (the "Modification Letter"), as more particularly hereinafter set forth.

     NOW THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Lender and Borrower, Lender and Borrower hereby agree as follows:

     1. EARLY MATURITY DATE. The Early Maturity Date referenced in paragraph 1 of the First Amendment is hereby extended from September 10, 1994 to September 10, 1996.

     2. PRINCIPAL BALANCE. Lender and Borrower hereby acknowledge and agree that the interest portion of Borrower's scheduled monthly payments under the Note for August 10, 1993 and September 10, 1993 totalling Fifty-Four Thousand Three Hundred Ninety and No/100 Dollars ($54,390.00) (the "Interest Amount"), have been paid to and are being held by Shoptaw-James, Inc. ("Escrow Agent") under the Escrow Agreement (as that term is defined in Section 6 hereof). As Lender has not applied the Interest Amount against accrued and unpaid interest under the Note, the Interest Amount has been and is hereby added to the outstanding principal balance of the Note. Lender and Borrower hereby acknowledge and agree that as a result of the capitalization of the Interest Amount, the outstanding principal balance of the Note as of September 10, 1993 was Three Million Three Hundred Forty-Five Thousand Five Hundred Fifty-Six and 86/100 Dollars ($3,345,556.86).

     3. INTEREST RATE/PAYMENTS. Notwithstanding anything contained in the Note to the contrary, the following shall determine the interest rate and payment requirements applicable under the Note.

          3.1 Floating Interest Rate. Lender and Borrower hereby agree that commencing on September 10, 1993 through September 9, 1994, the interest rate accruing on the outstanding principal balance under the Note shall be 7.688% per annum, making the monthly interest only payments of Borrower during such time $21,433.87 per month. Thereafter, on September 10, 1994 and each succeeding September 10 thereafter (each herein referred to as an "Adjustment Date") the annual interest rate accruing on the outstanding principal balance under the Note shall be adjusted to equal the sum of (i) four percent (4%), and (ii) the one (1) year LIBOR interest rate as published by the British Banker's Association two (2) business days prior to such Adjustment Date. If the British Banker's Association shall cease to publish such rate, Lender shall designate a substitute publication or rate as Lender shall deem appropriate. Except as hereinafter set forth, commencing on October 10, 1993 and continuing on the same day of each succeeding calendar month thereafter, monthly installments of interest only on the outstanding principal balance under the Note shall be due and payable to Lender.

          3.2 First Fixed Rate Option. Lender shall adjust the interest rate under the Note on the Early Maturity Date by delivering to Borrower a notice in the manner provided for notices in the Security Deed not less than ninety (90) days nor more than one hundred twenty (120) days prior to the Early Maturity Date (the "Adjustment Notice") which notice shall specify an annual fixed rate of interest (the "Adjusted Interest Rate") which shall be effective as of the Early Maturity Date, and the new monthly payments (the "Adjusted Monthly Payments") of principal and interest to be due and payable as a result of the Adjusted Interest Rate and revised repayment schedule. The Adjusted Interest Rate and Adjusted Monthly Payments shall be based on a twenty-five (25) year amortization rate and shall otherwise conform to Lender's then current five (5) year term fixed rate and payment schedule for loans secured by similar quality neighborhood retail shopping center loans.

          Lender and Borrower shall, within sixty (60) days after receipt of the Adjustment Notice by Borrower, enter into an amendment to the Note, in form and content reasonably satisfactory to Lender, setting forth the Adjusted Interest Rate and the Adjusted Monthly Payments. If the Adjustment Notice has been timely sent by Lender, and thereafter Borrower shall fail or refuse to (i) accept such Adjusted Interest Rate and Adjusted Monthly Payments, or (ii) execute an amendment to the Note evidencing same, then Lender, at its option and without notice may declare the amounts of the total unpaid balance of the Note to be immediately due and payable, whereupon it shall be so due and payable.

          3.3 Principal Payments from Escrow Funds. In addition to any and all payments of principal and interest from time to time contemplated by the Note (as modified hereby), in the event the Escrow Funds (as that term is defined in Section 6.5 hereof) shall exceed One Hundred Thousand and No/100 Dollars ($100,000.00) at the end of any calendar quarter, the amount of Escrow Funds in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) shall be paid to Lender and applied to outstanding principal under the Note. Such principal payments shall not reduce or otherwise affect any other payments of principal or interest payable under the Note as modified hereby.

          3.4 Interest Accrual. All interest accruing under the Note shall be computed on a 360 day year basis and on the actual number of days in each month.

     4. PREPAYMENT PREMIUM. Notwithstanding anything contained in paragraph 2 of the Note to the contrary, from and after the date hereof, the Prepayment Premium referenced in paragraph 2 of the Note shall be calculated as follows:

          4.1 Premium Prior to Lender's Exercise of First Fixed Rate Option. Provided no default exists under the terms of the Note, the Security Deed or any other Loan Documents, Borrower may prepay the entire principal balance of the Note at any time prior to the Early Maturity Date, upon giving Lender written notice of its intent to prepay, delivered to Lender not less than sixty (60) days prior to the intended date of prepayment. In the event Borrower so elects to prepay the Note prior to the Early Maturity Date, then in addition to the outstanding principal and all accrued interest thereon and all other sums which may be due to Lender under the Note, Security Deed and the other Loan Documents (including, without limitation, Lender's equity participation described in Section 5 hereof), Borrower shall pay a Prepayment Premium equal to the amount, if any, by which the interest which would accrue on the outstanding principal balance under the Note at the rate of eight and one-half percent (8.5%) per annum from the date of such prepayment through the Early Maturity Date would exceed the interest which would accrue on the outstanding principal balance under the Note at the rate in effect on the date of such prepayment through the Early Maturity Date assuming such rate remained constant through such date.

          4.2 Premium Subsequent to Lender's Exercise of First Fixed Rate Option. Provided no default exists under the terms of the Note, the Security Deed or any other Loan Documents, Borrower may prepay the entire principal balance of the Note at any time subsequent to the Early Maturity Date, upon giving Lender written notice of its intent to prepay, delivered to Lender not less than sixty (60) days prior to the intended date of prepayment. In the event Borrower so elects to prepay the Note, then in addition to the outstanding principal and all accrued interest thereon and all other sums which may be due to Lender under the Note, Security Deed and the other Loan Documents (including, without limitation, Lender's equity participation described in Section 5 hereof), Borrower shall pay a Prepayment Premium equal to the amount, if any, by which the interest which would accrue on the outstanding principal balance under the Note at an interest rate equal to the sum of (i) four percent (4%), and (ii) the Swap Rate obtainable through Confederation Treasury Services Limited on a like amount for a term approximating the period commencing on the date of such prepayment and continuing through September 10, 2001 would exceed the interest which would accrue on the outstanding principal balance under the Note at the rate in effect on the date of such prepayment through September 10, 2001 assuming such rate remained constant through such date.

     5. LENDER'S PARTICIPATION. In addition to interest and other amounts payable by Borrower to Lender under the Note and Security Deed, and the Other Loan Documents, Borrower hereby agrees to pay to Lender the following on the same date all principal and interest is due:

          5.1 Participation in Sale Proceeds. If Borrower shall sell the Property, then, in addition to the outstanding principal and all accrued interest thereon and all other sums which may be due to Lender under the Note, Security Deed and the Other Loan Documents, Borrower shall pay to Lender an amount equal to twenty-five percent (25%) of the Net Sale Proceeds. "Net Sale Proceeds" as used herein shall mean the gross sale price of the Property less (i) the outstanding principal balance of the Note, (ii) all accrued and unpaid interest under the Note, (iii) any Prepayment Premium required by Section 4 of this Third Amendment, (iv) customary closing costs incident to the sale and closing actually incurred by Borrowers, and (v) an amount equal to the capital contributions actually made by the partners of Borrower prior to the date hereof to fund capital expenses of Borrower for tenant improvement costs and leasing commissions related solely to the Property; provided, however, Borrower shall provide to Lender such documentation and back up information as Lender shall reasonably request to verify such contributions and expenses, which documentation and information shall be in form and substance reasonably satisfactory to Lender, and in no event shall the total amount expended under this subsection 5.1(v) exceed $120,000 for the purposes of calculating Net Sale Proceeds. Closing costs shall include only the following: (a) actual amounts paid by Borrower as a sales or brokerage commission or other like fee to real estate agents (in no event shall any such commission or fee be payable to Borrower or any partners of Borrower or any affiliate of Borrower or its partner if the total commission would exceed the normal sales commission by a third party broker), (b) normal adjustments between Borrower and the purchaser such as taxes (including any transfer tax paid by Borrower), rents, security deposits, utilities and other similar Property expenses, (c) actual and reasonable attorneys' fees incurred by Borrower for the negotiation of the contract for sale and consummation of the sale, and (d) any other costs approved by Lender prior to sale in Lender's reasonable discretion. "Gross Sale Price" shall mean total consideration in whatever form paid for the Property (including, e.g., the value of sums to be received by Borrower or any related party pursuant to a long term management agreement, leasing commissions or similar devices to the extent the consideration received pursuant to or in the form of such management agreements, leasing commissions or similar devices exceeds the commercially reasonable amount such purchaser would pay an independent third party in an arm's length transaction for such services). Borrower shall be permitted to sell the Property only with the written consent of Lender, which consent shall be granted or withheld subject to the satisfaction of the following conditions in Lender's reasonable discretion:

               (x) the sale shall be to a party unrelated to Borrower or any partner of Borrower or any affiliate of Borrower or any of its partners;

               (y) the terms of the sale shall be for cash and shall be arm's length and bona fide in all respects and Borrower shall provide Lender with copies of all documents relative to such transaction; and

               (z) in the event Lender determines, in its reasonable judgment, that the Gross Sale Price for the Property is less than the fair market value of the Property, the amount to be paid to Lender pursuant to this provision shall be computed on the basis of the fair market value of the Property as determined pursuant to Section 5.4 hereof. For the purposes of this Section 5.1, a sale shall include any conveyance of the Property, including, but not limited to conveyance of the fee, or conveyance of any partnership interest in Borrower (except a transfer of such interest by will or intestate succession or as permitted under the Security Deed); or a lease of all or substantially all of the Property.

          5.2 Participation in Refinance Proceeds. If Borrower shall refinance or otherwise prepay the loan, then, in addition to the outstanding principal and all accrued interest thereon and all other sums which may be due to Lender under the Note, Security Deed and the Other Loan Documents, Borrower shall pay to Lender an amount equal to twenty-five percent (25%) of the "Net Refinance Proceeds" as hereinafter defined. "Net Refinance Proceeds" shall mean an amount equal to the proceeds of the refinancing loan obtained less (i) the outstanding principal balance of the Note, (ii) all accrued and unpaid interest under the Note, (iii) any Prepayment Premium required by Section 4 of this Third Amendment, (iv) all normal closing costs incident to the refinancing actually incurred by Borrower, and (v) an amount equal to the capital contributions actually made by the partners of Borrower prior to the date hereof to fund capital expenses of Borrower for tenant improvement costs and leasing commissions related solely to the Property; provided, however, Borrower shall provide to Lender such documentation and back up information as Lender shall reasonably request to verify such contributions and expenses, which documentation and information shall be in form and substance reasonably satisfactory to Lender, and in no event shall the total amount expended under this subsection 5.2(v) exceed $120,000 for the purposes of calculating Net Refinance Proceeds. Closing costs shall include only (a) commitment fees or points payable to such lender, which shall not exceed commitment fees or points customarily charged in similar loan transactions in the area in which the Property is located, (b) title insurance policy premiums, (c) intangible taxes, (d) survey and property inspection costs,
(e) lender required escrows, and (f) such lender's and Borrower's actual attorneys' fees and expenses incurred in connection with such transaction, and (f) any other costs approved by Lender prior to such transaction in Lender's reasonable discretion. Borrower shall be permitted to refinance the Property only with the written consent of Lender, which consent shall be granted or withheld subject to the satisfaction of the following conditions in Lender's reasonable discretion:

               (x) The refinance loan shall be from a party unrelated to Borrower or any partner of Borrower or any affiliate of Borrower or any of its partners;

               (y) The terms of refinance loan shall be arm's length and bona fide in all respects, shall be in the maximum amount obtainable from an institutional lender based upon underwriting standards considered in the market in which the Property is located at the time of such refinancing and Borrower shall provide Lender with copies of all documentation relative to such transaction; and

               (z) Borrower shall agree in writing at the time of such refinancing that in the event there is a sale of the Property (as the term sale is used in Section 5.1 hereof) within one (1) year of the closing date of such refinancing loan, Lender shall participate in the sale proceeds from such sale in the manner contemplated by Section 5.1 hereof; provided, however, that the Net Sale Proceeds shall be calculated based on the outstanding principal balance of the Note on the date of the initial prepayment of the Note. Lender's percentage shall be net of any Net Refinance Proceeds it received in connection with the initial prepayment of the Note, and any closing costs or expenses relating to the preceding refinance transaction approved by Lender at the time of such refinance transaction.

          5.3 Participation Upon Maturity. In the event no sale, refinance, or other prepayment shall have occurred on or before the earlier to occur of (i) September 10, 2001, or (ii) the date the entire outstanding principal and interest under the Note shall become due and payable through acceleration after a default or otherwise, Borrower shall pay to Lender, together with and in addition to all other sums payable to Lender under the Note, Security Deed and any other Loan Documents, an amount equal to twenty-five percent (25%) of the amount which would be payable to Lender pursuant to Section 5.1 above, assuming the Property were sold on such date for fair market value as determined pursuant to Section 5.4 below.

          5.4  Fair Market Value Determination.  For the purposes of this
Section 5, the term "fair market value" of the Property shall be determined as follows: Lender and Borrower may agree upon the fair market value of the Property. If Lender and Borrower are unwilling or unable to agree on the fair market value of the Property within ten (10) days after (i) all principal and interest shall become due and payable under the Note, or (ii) Borrower shall have submitted a written request for Lender to agree upon the fair market value of the Property or consent to a sale transaction, Lender and Borrower shall submit such dispute to the following independent appraisal process, which process shall be performed by appraisers in accordance with the procedures hereinafter described. Lender and Borrower shall, within ten (10) days after the expiration of the earlier of such ten
(10) day period or the date Lender or Borrower shall determine that the dispute shall be submitted to this appraisal process, attempt to select an appraiser mutually acceptable to Lender and Borrower whose determination of fair market value shall be final and binding. If Lender and Borrower are unable to mutually agree upon an acceptable appraiser within said ten (10) day period, Lender and Borrower shall within ten (10) days after the expiration of such ten (10) day period, each select an appraiser. The two appraisers shall within thirty (30) days thereafter submit their written appraisals of the fair market value of the Property to each other and attempt to reach an agreement within five (5) days thereafter if there is any discrepancy with respect to the fair market value of the Property. If the appraisers reach an agreement as to the fair market value, then such fair market value shall be final and binding. If no agreement can be reached, then the appraisers shall select a third appraiser within five (5) days who shall within thirty (30) days thereafter select either one or the other of the first two appraisers' determinations of fair market value (it being agreed that the third appraiser shall not have the right to independently determine fair market value of the item in question, it shall instead select the fair market value as determined by one of the two appraisers). If the appraisers fail or are unable to agree upon a third appraiser, either party may seek appointment of such third appraiser by any court of competent jurisdiction. Notwithstanding anything contained herein to the contrary, Borrower shall have the right to request Lender's agreement on the fair market value of the Property at any tune by providing Lender with written notice. Once the fair market value of the Property is determined pursuant to this subparagraph 5.4, such valuation shall be binding upon the parties hereto for a period of ninety (90) days after the date of determination. If a sale transaction as contemplated by subparagraph 5.1 hereof shall not be completed, including without limitation, the payment to Lender of all amounts payable under the Note as amended hereby within ninety (90) days of such determination, such determination of fair market value shall be null and void and of no force or effect for the purposes of this Third Amendment.

          Each appraiser shall be an MAI appraiser with at least ten (10) years experience appraising similar properties as the Property in the area where the Property is located. The appraisers shall be entitled to be paid reasonable compensation for their services; such compensation shall be paid by Borrower. Both Lender and Borrower agree that the determination of exact fair market value of any item is not subject to mathematical certainty and agree that the appraisal mechanism provided herein is a reasonable method of estimating such values. In the event that either party fails to timely select an appraiser, then the party timely selecting an appraiser may go forward with the appraisal process. In such event, the amount determined by the sole appraiser shall be final and binding upon the parties. The final appraised fair market value shall be utilized by Lender and Borrower in determining the Net Sale Proceeds, and Lender's participation therein. Any failure or refusal by Borrower to repay the amount so determined when due, in addition to all sums due under the Note, shall constitute a default under the Note. At any time during the appraisal process, Lender and Borrower may mutually agree upon the fair market value of the Property. The cost of any appraisal obtained by Lender or Borrower pursuant to this subparagraph 5.4 shall be a closing cost for the purposes of calculating Net Sale Proceeds.

     6. NET OPERATING INCOME/SECURITY DEPOSIT ESCROW. Except as hereinafter specifically set forth, from and after the date hereof, Borrower shall not distribute to any of its general or limited partners or any other persons or entities, any portion of the Net Operating Income from the Property. All Net Operating Income and all present Security Deposits (as hereinafter defined) which have not previously been returned to or forfeited by Tenants (as hereinafter defined) at the Property and all future Security Deposits related to any of the Leases (as hereinafter defined) at the Property shall be paid to Escrow Agent to be held and disbursed by Escrow Agent as required by that certain Escrow Agreement between and among Lender, Borrower and Escrow Agent of even date (the "Escrow Agreement"). The Escrow Agreement shall contain or reference, among other things, the following covenants and agreements.

          6.1 Net Operating Income. As used herein, the phrase "Net Operating Income" for a particular period shall mean:

               (a) The gross income, rentals, consideration and other revenues of every kind or nature received during such period by or for the account of Borrower or any affiliate of Borrower, and attributable to the ownership, operation, leasing or occupancy of the Property ("Revenues"), including fixed, percentage and additional rentals received from tenants, concessionaires, licensees, and other persons and entities making use of the Property (a "Tenant"), reimbursements, sundry income, parking fees, fees received from concessions, vending machines and similar items, amounts received under any claim (whether a claim of warranty, contract, tort or otherwise), and capital proceeds and other extraordinary receipts, determined on a sound cash basis, consistently applied. Revenues shall exclude (1) proceeds from any condemnation or taking for public or quasi-public purposes of any portion of the Property or any interest therein, or amounts received from claims to insurance proceeds or other compensatory amounts, in either case only to the extent applied to the repair or restoration of the Property or reduction of the amounts due under the Note; (2) any Security Deposits, unless and until the same are forfeited by a Tenant; minus

               (b) All actual, reasonable expenses which are customary in the market in which the Property is located paid during such period by Borrower with respect to the ownership, operation, leasing or occupancy of the Property ("Expenditures"), determined on a sound cash basis consistently applied, including: property taxes and assessments; management fees; ordinary maintenance and repair costs; utility, heating and air conditioning costs; hazard and liability insurance premiums; landscaping expenses; debt service payable under the Note, reasonable advertising and promotion costs related to the Property and customary and reasonable accounting costs and expenditures relating solely to the Property, including costs and expenses incurred by Borrower internally for accounting personnel, and in connection with retaining an independent accounting firm. However, Expenditures shall not include (1) depreciation, amortization, or cost recovery of other noncash items; (2) management fees and salaries in excess of five percent (5%) of gross Revenues; (3) amounts paid to affiliates of Borrower other than (i) leasing commissions and (ii) the management fees referenced in Section 6.1(b)(2) hereof to the extent commercially reasonable and paid for services actually performed (Lender hereby acknowledges that management fees and leasing commissions shall be paid to Charter Properties, which entity is an affiliate of Borrower or such other affiliate of Borrower as Lender shall reasonably approve during the term of the Note); (4) any interest, principal, default interest, late charges, attorneys' fees, appraisers' fees or other amounts paid in connection with any secured or unsecured loan (excluding such amounts payable under the Note); (5) payment of attorneys' fees; (6) payments relating to forming, administering or operating Borrower, including office and other overhead, travel and lodging expenses, and income or franchise taxes; (7) costs, expenses or fees incurred in connection with the actual or prospective sale or refinancing of the Property; (8) reserves of any kind; (9) amounts which would not have been incurred but for a default in Borrower's obligations with respect to the Property; (10) a payment, or a series of related payments other than payments for Expenditures which are permitted under this Section 6.1(b), that exceeds $5,000 in any one month (other than as is necessary to avoid immediate disruption in the operations of the Property or personal injury or property damage) that is not specifically approved in writing by Lender; provided, however, the $5,000 cap shall not apply to expenses which fall within the definition of the word "Expenses"; (11) tenant improvements, major repairs and replacements, and other capital expenditures (as determined under generally accepted accounting principles) other than payments for replacements reasonably required for the continued operation of the Property; (12) payments made with proceeds that are not Revenues; and (13) any other amounts expressly excluded by any provision of this Third Amendment.

          6.2 Security Deposits. As used herein, the phrase "Security Deposits" shall mean all prepaid rents, damage deposits, security deposits, and other amounts which have been or which may hereafter be paid by any tenant, licensee, concessionaire or other persons or entities making use of the Property (a "Tenant") to Borrower as security for the performance of a Tenant's obligations under its lease, license or other agreement for use of any portion of the Property (a "Lease"). On or before the date hereof, Borrower has delivered to Escrow Agent $9,717.83, which amount Borrower hereby represents and warrants to Lender constitutes all Security Deposits paid by any Tenant under any Lease through the date hereof which have not previously been returned to or forfeited by such Tenant.

          6.3 Payments to Escrow Agent. Except as hereinafter set forth in Section 6.6 hereof, Borrower hereby agrees to deliver the Net Operating Income and all Security Deposits to Escrow Agent on a monthly basis within twenty (20) days of the end of each calendar month from and after the date hereof through the date on which all amounts evidenced or secured by the Note and Security Deed are paid in full.

          6.4 Books, Records and Financial Statements. In addition to the annual financial statements required by Section 1.13 of the Security Deed, Borrower will furnish to Lender and Escrow Agent within twenty (20) days of the end of each calendar month financial statements related to the operation of the Property in form and substance satisfactory to Lender, which financial statements shall consist of a balance sheet, a rent roll indicating each Tenant and any Security Deposits held by such Tenant and such other information as Lender shall request, an operating statement, a statement of sources and uses of funds and a detailed accounting of the computation of Net Operating Income for the prior month, including a detailed itemization of all Expenditures and Revenues during such period. Said monthly financial statement shall be certified by the managing general partner of Borrower. As set forth in Section 1.13 of the Security Deed, Lender shall have the right to audit the books, records and accounts of Borrower from time to time as it shall deem necessary.

          6.5 Disbursement of Escrow Funds. The funds paid to Escrow Agent and held under the Escrow Agreement and any interest earned thereon shall be referred to as the "Escrow Funds." The Escrow Funds shall be held in an interest bearing account in a national bank located in the metropolitan Atlanta, Georgia area, and shall be used for the payment of
(i) such tenant improvement costs, leasing commissions paid to third parties and Charter Properties, Borrower's legal fees pertaining to the leasing of space at the Property or Property management, and major repairs and replacements which are reasonable and customary in the market in which the Property is located (the "Capital Expenditures") and which have been approved by Lender in writing in Lender's reasonable discretion, and (ii) improvements to the Property which are approved by Lender as hereinabove set forth.

               (a) Security Deposits. Security Deposits shall be retained by Escrow Agent until such time as Borrower, as landlord, is required to refund any of the Security Deposits to a Tenant. Borrower shall provide such documentation and evidence as Lender shall request to establish that the Tenant in question is entitled to a return of all or a portion of its Security Deposit. Upon receipt and approval of such evidence, Lender shall instruct Escrow Agent to release to such Tenant the refundable portion of its Security Deposit. Any Security Deposit or portion thereof which is forfeited by a Tenant for any reason shall be considered Revenue for the purpose of calculating Net Operating Income.

               (b) Principal Reduction from Escrow Funds. If the Escrow Funds (excluding Security Deposits which have not been forfeited by any Tenant) shall exceed One Hundred Thousand Dollars ($100,000.00) at the end of any calendar quarter, the amount in excess of said One Hundred Thousand Dollars ($100,000.00) shall be paid to Lender and applied quarterly against the outstanding principal balance under the Note. The quarterly principal payments contemplated by this paragraph 6.5(b) shall not alter, diminish or in any manner modify Borrower's obligations with respect to monthly payments of principal and/or interest under the Note or any other amounts payable to Lender under the Note, Security Deed and the Other Loan Documents.

               (c) Other Disbursement of Escrow Funds. Disbursements under the Escrow Agreement shall be made at the direction of Lender no more than once in any calendar month; provided, however, Lender shall also request disbursements under the Escrow Agreement within five (5) days of a written request by Borrower containing a fully executed Lease for space at the Property. Escrow Agent shall be entitled to rely solely upon instructions from Lender with respect to the disposition of the Escrow Funds held pursuant to the Escrow Agreement. Borrower shall provide Lender with such documentation and evidence as Lender shall request with respect to any request for a disbursement of Escrow Funds for tenant improvement costs, leasing commissions, legal fees and items of major repair or replacement including all Capital Expenditures. Lender shall have the right to approve or disapprove all or any portion of any request for a disbursement from the Escrow Funds in its sole discretion.

          6.6 Reduction of Escrow Funds Balance. In the event that (i) ninety percent (90%) of the rentable square feet contained in the improvements on the Property shall be leased for a period of six (6) consecutive months, and (ii) during such time the Revenues from the Property shall have been adequate to cover all Expenditures and Capital Expenditures and other costs related to the operation of the Property, (a) Lender shall no longer be authorized to request Escrow Agent to pay to Lender, the quarterly principal payments contemplated by Section 6.5(b) above, and (b) so long as the Escrow Funds (excluding Security Deposits which have not been forfeited by any Tenant) shall not be less than Fifty Thousand Dollars ($50,000.00), Borrower shall be entitled to retain Net Operating Income in excess of the amount necessary to maintain the Escrow Funds at said level.

          6.7 Borrower Contribution to Expenses. In the event the Escrow Funds (excluding Security Deposits which have not been forfeited by any Tenant) shall be inadequate to cover any Capital Expenditures or other costs it is designed to cover, Borrower shall promptly fund any and all deficits. Borrower's failure to fund any such deficit as and when the same shall be due and payable shall constitute a default under the Note.

          6.8 Escrow Funds as Security for Loan. The Escrow Funds shall constitute additional collateral for the indebtedness evidenced by the Note. Upon any default by Borrower under the Note or the Security Deed which extends beyond any applicable grace or cure period provided under the Note or Security Deed, Lender may, at its option, notify Escrow Agent that such default has occurred and direct Escrow Agent to pay all of the Escrow Funds to Lender, and Lender may apply such amounts to the indebtedness under the Note and the Security Deed in any manner it deems appropriate. Borrower hereby agrees to execute and deliver to Lender such documents and agreements as Lender shall require to perfect Lender's security interest in and to the Escrow Funds, including, without limitation, security agreements, UCC financing statements and such other documentation as Lender shall deem appropriate.

     7. TAX ESCROW. In addition to the Escrow Funds, to secure the future payment of the taxes and assessments payable in connection with the ownership, operation and management of the Property, Borrower shall deposit with Lender's servicer, ShoptawJames, Inc., or such other servicer as Lender may designate in writing to Borrower ("Shoptaw") on the tenth (10th) day of each and every month together with and in addition to the monthly payments required under the Note, a sum which, in the reasonable estimation of Lender, shall be equal to one-twelfth (1/12) of said annual taxes and assessments related to the Property. Said deposit shall be held by Shoptaw free of any interest (unless required by law) and free of any liens or claims on the part of creditors of Borrower and as a part of the security of Lender, and shall be used to pay current taxes and assessments on the Property as the same accrue and are payable. Such deposits shall not be, nor be deemed to be, trust funds but may be commingled with the general funds of Shoptaw. If said deposits are insufficient to pay the taxes and assessments in full as and when the same become payable, Borrower will deposit with Shoptaw within ten (10) days after notice from Lender of said deficiency, such additional sum or sums as may be required in order for Lender to pay such taxes and assessments in full. Upon any default under the Note or the Security Deed, which default extends beyond any applicable grace or cure period, Lender may, at its option, apply any money in the fund resulting from said deposit to the payment of the indebtedness under the Note in such manner as it may elect. The collection of such deposits by Lender shall not relieve Borrower of any of the obligations of Borrower under the provisions of the Security Deed; and under no circumstances shall Lender be liable for failure to make any payment on behalf of Borrower, including, without limitation, payments of taxes and assessments. Simultaneously with the execution of this Third Amendment, Borrower has delivered to Lender the sum of $-0- as a partial payment under this Section
7. Said amount, together with Borrower's initial monthly escrow payments of $3,411.12 shall be used to pay such taxes and assessments when due. The escrow provisions relative to taxes and assessments set forth in this
Section 7 shall be a separate escrow arrangement, and shall not be considered a part of the Escrow Funds held by Escrow Agent under the Escrow Agreement.

     8. ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS OF BORROWER. Borrower hereby acknowledges and agrees that it has no, and no events have occurred which with the passage of time or notice would give Borrower any, rights of setoff, counterclaims or any other defenses under the Note, the Security Deed or any other Loan Documents or at law or in equity against Lender to
(i) the payment and performance of the obligations under the Note and the Security Deed, (ii) the acceleration of the indebtedness evidenced or secured by the Note and the Security Deed upon the occurrence of a default under the Note or Security Deed which default extends beyond any applicable grace or cure periods, all such defenses teeing hereby waived and relinquished in all respects, or (iii) Lender's right to foreclose the security title and security interest of the Security Deed subsequent to the occurrence of a default under the Note or Security Deed which default extends beyond any applicable grace or cure periods. Neither a default nor any event which with the passage of time or notice would constitute a default with respect to Borrower's obligations under the Note, the Security Deed or any other Loan Documents exists or has occurred under the Note, the Security Deed or any of the other Loan Documents, except such defaults or events as will be cured upon the execution of this Third Amendment.

          8.1 Bankruptcy Proceedings/Lender's Remedies. Borrower hereby acknowledges and agrees that the modifications to the interest rate and repayment structure of the Note set forth herein have been made at the request of and for the benefit of Borrower, and have been designed to avert a potential default under the Note resulting from inadequate Revenues to cover expenses related to the Property. In consideration of Lender's agreement to modify the terms of the Note set forth herein, Borrower hereby agrees that in the event Borrower files for protection from creditors under Title 11 of the United States Code, Lender shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise on or against the exercise of any rights and remedies otherwise available to Lender under the Note, the Security Deed and the other Loan Documents, including, without limitation, the exercise of the power of sale contained in the Security Deed, and Borrower hereby waives and voluntarily agrees not to exercise any right it may have to object, oppose or otherwise respond to any motion filed by Lender seeking relief from any automatic stay for the purpose of exercising any such right(s). This provision was specifically negotiated by Lender and Borrower for inclusion in this Third Amendment. Both Borrower and Lender have received independent legal advice from their attorneys with respect to the effect, operation and importance of this provision and with respect to the advisability of executing an agreement containing this provision. Additionally, Borrower hereby agrees that it will not otherwise contest or resist the lawful and proper exercise of any of Lender's remedies under the Note, the Security Deed and any other Loan Documents subsequent to any default under such documents which default extends beyond any applicable grace or cure period, and Borrower shall cooperate with Lender in the exercise of any such remedies. Specifically, Borrower shall not seek to enjoin, prohibit or otherwise delay Lender's lawful and proper exercise of such remedies including, without limitation, the proper exercise of the power of sale contained in the Security Deed or the appointment of a receiver for the Property, and Borrower hereby consents to any such action taken by Lender subsequent to such default.

     9. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower does hereby represent and warrant to and for the benefit of Lender as follows:

          (a) Except as set forth on Exhibit A attached hereto and made a part hereof, there are no actions, suits or proceedings pending or, to the knowledge of Borrower or any of Borrower's partners (the "Partners"), threatened against or affecting Borrower or any of the Partners, and Borrower has no actual knowledge of any actions, suits, or proceedings pending or threatened against the Property, or involving the validity or enforceability of the Security Deed or the priority thereof at law or in equity, or before or by any federal, state or local governmental agency, department, commission, board, bureau, political subdivision or instrumentality ("Governmental Authority"). And to Borrower's knowledge, neither Borrower nor any of the Partners are in default under any order, writ, injunction, decree or demand of any court or any Governmental Authority.

          (b) The consummation of the transactions hereby contemplated, and the performance of Borrower's obligations under this Third Amendment will not result in any breach of, or constitute a default under, any deed to secure debt, mortgage, deed of trust, indenture, security agreement, lease, loan or credit agreement, corporate charter, by-laws, partnership agreement or other instruments to which Borrower or any of the Partners are a party or by which any of them are bound or may be affected, and neither Borrower nor any of its Partners is currently in default under any such instruments in any manner which would adversely affect the ability of Borrower to perform its obligations hereunder.

          (c) Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia, having as its sole general partner, Charles H. Lesley. Borrower is duly formed and validly existing and fully qualified to do business in the State of Georgia, and Charles H. Lesley, as the sole general partner of Borrower, has full power and authority to execute and deliver this Third Amendment on behalf of Borrower and to consummate the transactions contemplated hereby.

     10. LENDER/BORROWER RELATIONSHIP. Borrower shall not in any event be construed for any purpose to be a co-owner, joint venturer or partner of Lender regardless of the provisions of the Note concerning the payment by Borrower and the acceptance by Lender of a portion of Net Sale Proceeds or of Net Refinance Proceeds or reservations of additional interest on this Note. Lender and Borrower hereby agree and intend that when any such amounts are received by Lender hereunder, such additional interest shall be allocated on a per diem basis over the period of time which has transpired from the date of this Third Amendment until the date such payment is received. Lender and Borrower intend that the relationship between them shall be that of creditor and debtor. Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of Borrower with respect to the Property or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums and all other fees and charges arising from the ownership, operation or occupancy of the Property and to perform all Leases and other agreements and contracts relating to the Property shall solely be the responsibility of Borrower.

     11. REAFFIRMATION. Except as modified by this Third Amendment, the terms and conditions of the Note, as amended, shall remain in full force and effect, the same being republished and confirmed hereby.

     12. CAPITALIZED TERMS. The capitalized terms used in this Third Amendment shall have the meaning attributed to them in the Note unless otherwise specifically set forth herein.

     13. AMENDMENTS CONTROLLING. Lender and Borrower hereby acknowledge and agree that to the extent there is any conflict or inconsistency between the terms of the Modification Letter and this Third Amendment or any other document executed in connection with this Third Amendment (the
"Amendments") the terms of the Amendments shall control.

     IN WITNESS WHEREOF, the duly authorized representatives of Lender and Borrower have executed this Agreement under seal as of the day and year first above written.

                    LENDER

                    CONFEDERATION LIFE INSURANCE COMPANY, a mutual insurance company incorporated in Canada


                    By:/s/ Ross D. Friend
                       --------------------------------------
                    Name:  Ross D. Friend
                         ------------------------------------
                    Title: Legal Vice President
                          -----------------------------------


                    By:/s/ Kevin Ellis
                       --------------------------------------
                    Name:  Kevin Ellis
                         ------------------------------------
                    Title: Manager Mortgage Investments
                          -----------------------------------




                    [SIGNATURES CONTINUED ON NEXT PAGE]

                    BORROWER:


                    WEST STEWARTS MILL ASSOCIATES, LP
                    (successor by name change to West Stewarts
                    Mill Associates, Ltd.),
                    a Georgia limited partnership


                    By:/s/ Charles H. Lesley            (SEAL)
                       ---------------------------------
                    Name:  Charles H. Lesley
                           its sole general partner

                                                           Loan No. 93548-7


                        FOURTH MODIFICATION OF NOTE


     THIS FOURTH MODIFICATION OF NOTE (this "Agreement") is made and entered into as of February 21, 1995 by and between WEST STEWARTS MILL ASSOCIATES, L.P. ("Borrower"), a Georgia limited partnership, and CONFEDERATION LIFE INSURANCE COMPANY (U.S.) IN REHABILITATION ("Lender"), a rehabilitation estate created pursuant to the laws of the State of Michigan by that certain Amended and Restated Order of Rehabilitation dated September 27, 1994 entered nunc pro tunc as to August 12, 1994 by the Circuit Court for the County of Ingram, State of Michigan.

                           W I T N E S S E T H:

     WHEREAS, on August 6, 1987, Lender made a loan (the "Loan") in the original principal amount of Three Million Seven Hundred Twenty-Five Thousand and No/100 Dollars ($3,725,000.00) to Borrower; and

     WHEREAS, the Loan is evidenced by that certain note dated August 6, 1987 in the face principal amount of Three Million Seven Hundred Twenty-Five Thousand and No/100 Dollars ($3,725,000.00) and payable to the order of Lender (as renewed and modified, hereinafter referred to as the "Note"; the loan evidenced by the Note is herein referred to as the "Loan"), as amended by that certain First Amendment to Real Estate Note dated November 27, 1987 by and between Lender and Borrower, by that certain Modification of Real Estate Note dated November 21, 1988 by and between Lender and Borrower and by that certain Third Amendment to Real Estate Note (the "Third Amendment") dated November 1, 1993 by and between Lender and Borrower; and

     WHEREAS, the Note is secured by that certain Deed to Secure Debt and Security Agreement (as amended, hereinafter referred to as the "Mortgage") dated August 6, 1987 executed by Borrower in favor of Lender conveying and encumbering certain property located in Douglas County, Georgia more particularly described in the Mortgage (the "Property"), and which Mortgage is recorded in Book 571, Page 388 of the Real Estate Records of Douglas County, Georgia (hereinafter the "Public Records") as amended by that certain First Amendment to Deed to Secure Debt and Security Agreement by and between Lender and Borrower dated November 27, 1987 and recorded in Deed Book 589, Page 208 of the Public Records, as further amended by that certain Second Amendment to Deed to Secure Debt and Security Agreement dated November 1, 1993, recorded in Deed Book 851, Page 21 of the Public Records; and

     WHEREAS, the Loan is also secured by that certain Amendment of Lessor's Interest in Lease (the "Assignment") dated August 6, 1987 from Borrower to Lender, recorded in Book 571, Page 417, aforesaid records; and

     WHEREAS, Borrower has requested that Lender modify the Note to modify the interest rate due and payable under the Note, and Lender has agreed to modify the interest rate due and payable under the Note to the rate set forth below; and

     WHEREAS, the Note, as amended hereby, shall continue to be secured by all of the collateral which secures the Note, including, but not limited to, the Mortgage, the Assignment and the other documents which evidence or secure the indebtedness secured thereby (the "Loan Documents"); and

     WHEREAS, the outstanding principal balance under the Note as of November 10, 1994 is $3,345,557.41, and as of November 14, 1994, the
outstanding balance under the Escrow Fund (as defined in the Third Amendment) is $66,604.47; and

     WHEREAS, Borrower and Lender desire to modify the Note as more particularly hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender have agreed and do hereby agree as follows:

     1. Recitals. The recitals set forth above are true and correct in all material respects.

     2. Interest Rate. Effective as of November 10, 1994, the rate of interest due and payable under the Note (the "Interest Rate") shall be eight and one quarter percent (8.25%) per annum, and subject to paragraph 3 below and so long as there is then no Event of Default (as defined in the Loan Modification Agreement of even date herewith) hereunder or under any other Loan Document, such rate of interest shall remain in effect so long as any amounts remain outstanding under the Note.

     3. Adjusted Interest Rate. Lender shall have the right, but not the obligation, to adjust the Interest Rate as of November 10, 1997
(hereinafter referred to as the "Early Maturity Date") as follows:

     a. Lender shall deliver to Borrower a notice in the manner described for notices in the Mortgage not less than ninety (90) days nor more than one hundred twenty (120) days prior to the Early Maturity Date (hereinafter referred to as the "Adjustment Notice") which notice shall specify a rate of interest (hereinafter referred to as the "Adjusted Interest Rate") other than the Interest Rate specified above, which shall be effective as of the Early Maturity Date, and the new monthly payments (hereinafter referred to as "Adjusted Monthly Payments") to be due and payable as a result of such Adjusted Interest Rate. The Adjusted Interest Rate shall be the then current four (4) year term rather for similar quality neighborhood retail center loans held by the then holder of the Note.

     b. Lender and Borrower shall, within sixty (60) days after receipt of the Adjustment Notice by Borrower, enter into an amendment to the Note, in form and content satisfactory to Lender, setting forth the Adjusted Interest Rate and the Adjusted Monthly Payments.

     c. If the Adjustment Notice has been timely made by Lender and if the event described in subparagraph b immediately above has not been timely accomplished, then Lender, at its option and without notice, may declare the amount of the total unpaid balance of the Note to be due and forthwith payable, whereupon it shall be so due and payable.

     d. In the event Lender does not elect to adjust the interest rate upon the Early Maturity Date, the Note shall continue and remain in full force and effect upon all other terms stated herein, and the interest rate shall not be adjusted as of such Early Maturity Date.

     e. Notwithstanding any other provisions of this Note and provided no default exists under the terms of the Note or the other Loan Documents, and whether or not Lender delivers the Adjustment Notice described above, Borrower may prepay on the Early Maturity Date the entire balance of principal and interest then remaining unpaid hereon without premium or penalty, and provided, further, that Borrower notifies the Lender of its intent to prepay the Note on the Early Maturity Date by a written notice delivered to Lender not less than sixty (60) days nor more than ninety (90) days prior to the Early Maturity Date.

     4. Payments of Interest. Commencing on December 10, 1994 and continuing on the same day of each calendar month thereafter to and including the Maturity Date of the Note, monthly installments of interest only at the Interest Rate shall be due and payable to Lender; and such interest-only monthly payments shall be equal to $23,000.71 through November 10, 1997, at which time the Interest Rate may be adjusted as set forth above. Principal payment shall be made as set forth in the Note.

     5. Maturity Date. The "Maturity Date", as that term if defined in the Note, shall be amended from September 1, 2001 to September 10, 2001, on which date the entire outstanding principal balance, together with all interest accrued and unpaid thereon and all other sums due under the Note and the Loan Documents, shall be due and payable.

     6. Loan Documents. All references to the Mortgage, to the Assignment of Rents or to the Loan Documents shall be amended to refer to such instruments as amended hereby and by that certain Third Modification of Deed to Secure Debt and Security Agreement as of Assignment of Lessor's Interest in Lease of even date herewith executed by Borrower and Lender.

     7. Prepayment. The prepayment provisions of the Third Amendment shall remain in effect. The interest rate which must be maintained as outlined under the yield maintenance formula set forth in paragraph 4.1 of the Third Amendment, shall be 8.25% from December 10, 1994 through November 10, 1997, and shall be adjusted thereafter (if an Adjusted Rate is put into effect) to the Adjusted Rate from November 10,1 997 through September 10, 2001.

     8. Limited Non-Recourse. In addition to the exculpatory and recourse provisions (the "Non-Recourse Provisions") under the Existing Note and original Loan Documents, the following provisions shall now govern Borrower's liability under the Note and the other Loan Documents. The agreement of Lender not to pursue recourse liability as provided in any Non-Recourse Provisions shall become null and void and Lender shall have the right to pursue recourse liability against Borrower to the extent of all sums due to, and only to the extent that Lender actually suffers loss, cost, expense or damage, by reason of any of the following events:

     (i) fraud or misrepresentation made in connection with the Loan, the Note, the Mortgage or any of the other Loan Documents;

     (ii) the misapplication by Borrower, its partners or agents (or any affiliate of Borrower, such partners or agents) of (a) proceeds of insurance covering any portion of the Property or (b) proceeds of the sale or condemnation of any portion of the Property;

     (iii) the failure to apply rents, issues or profits derived from the Property received by or on behalf of Borrower subsequent to the occurrence of an Event of Default under the Note or the Mortgage (or, only as to non-monetary Events of Default other than the failure of Borrower to procure insurance or pay taxes, subsequent to Lender's delivery of notice of such Event of Default to Borrower) toward the payment of taxes, assessments, insurance, normal and usual maintenance and operating costs of the Property, and principal and interest payments to Lender; and

     (iv) failure to deliver to Lender all unearned advance rents under the leases with respect to the Property and security deposits paid by tenants or other occupants of the Property and not refunded to or forfeited by such tenants.

     9. Reaffirmation. As amended hereby, the Note, the Mortgage, the Assignment and the other Loan Documents shall remain in full force and effect and all covenants, agreements, warranties, representations and other terms and provisions thereof, as amended hereby, are hereby ratified, confirmed, reaffirmed and republished, and are hereby incorporated by reference.

     10. Costs, Expenses and Taxes. Subject to any non-recourse provision of the Note, Borrower agrees to pay on or before ten (10) days after demand from Lender all costs and expenses incurred by Lender, in connection with the enforcement of the Loan Documents and the other documents delivered under the Loan Documents, including, without limitation, reasonable attorneys' fees if collection is by or through an attorney at law. In addition, Borrower shall pay and an all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Note and the other documents delivered in connection therewith, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     11. No Novation. THE PARTIES DO NOT INTEND THIS MODIFICATION NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS MODIFICATION AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE NOTE, MORTGAGE, ASSIGNMENT AND OTHER LOAN DOCUMENTS. FURTHER THE PARTIES DO NOT INTEND THIS MODIFICATION NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO AFFECT THE PRIORITY OF ANY OF THE LENDER'S LIENS IN ANY OF THE COLLATERAL SECURING THE NOTE IN ANY WAY, INCLUDING, BUT NOT LIMITED TO, THE LIENS, SECURITY INTERESTS AND ENCUMBRANCES CREATED BY THE MORTGAGE, THE ASSIGNMENT AND THE OTHER LOAN DOCUMENTS.

     12. No Offsets or Defenses. Borrower neither has nor claims any offset, defense, claim or counterclaim against Lender or with respect to the Note, this Agreement, the Mortgage, the Assignment, the other Loan Documents, the loans evidenced thereby or the Property as of the date of this Agreement; and if any such offset, defense, claim or counterclaim exists, Borrower hereby irrevocably waives the right to assert such matter.

     13. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors it title and assigns, subject, however, to all restrictions on transfer and encumbrance set forth in the Mortgage.

     15. Trial By Jury Waiver. To the extent permitted by applicable law, Borrower hereby irrevocably and unconditionally waives any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to the Loan, this Agreement or the Other Loan Documents.

     IN WITNESS WHEREOF, this Agreement has been duly executed and sealed by the parties the day and year first above written.

                                   BORROWER:

                                   WEST STEWARTS MILL
                                   ASSOCIATES, L.P., a Georgia limited
                                   partnership

                                   By:/s/ Charles H. Lesley
                                      ---------------------------
                                      Name:  Charles H. Lesley
                                      Title:  General Partner


                                   [BEING THE SOLE GENERAL PARTNER THEREOF]

                                   LENDER:

                                   CONFEDERATION LIFE INSURANCE COMPANY
                                   (U.S.) IN REHABILITATION, a
                                   rehabilitation estate created pursuant
                                   to the laws of Michigan


                                   By:/s/ Kevin Ellis
                                      ---------------------------
                                      Name:  Kevin Ellis
                                      Title: Director Mortgage
                                              Investments


                                   By:/s/ Brent Campbell
                                      ---------------------------
                                      Name:  Brent Campbell
                                      Title: Vice President &
                                              Chief Investment
                                              Officer